Papa Murphy’s Names Brandon Solano as Chief Marketing Officer

(VANCOUVER, Wash.) - October 22, 2015 - Papa Murphy’s Holdings, Inc. (Nasdaq: FRSH) the world’s leading take and bake pizza brand, today announced that Brandon Solano will be joining the company as Chief Marketing Officer on November 30, 2015. Mr. Solano has over 20 years of marketing experience at both top restaurants and consumer packaged goods (CPG) brands.

“Brandon’s significant experience in leading successful brand growth initiatives in the foodservice and CPG pizza categories make him an invaluable asset to Papa Murphy’s as we continue to build our growing brand across the country,” said Papa Murphy’s President and CEO, Ken Calwell. “Brandon’s deep industry knowledge coupled with his background in marketing, R&D, e-commerce, consumer packaged goods and franchising will help us as we continue to drive awareness and sales of Papa Murphy’s and our unique take and bake model. We are pleased to welcome Brandon to the management team.”

Mr. Solano most recently held the position of Chief Marketing Officer for Wendy’s International, where he led the brand and sales building efforts including brand marketing, advertising, digital, culinary R&D, consumer insights, and field marketing for 6,100 North American restaurants with $8 billion in retail sales. Prior to his role as CMO, Mr. Solano served as Senior Vice President of Marketing for Wendy’s. Prior to Wendy’s, Mr. Solano was Vice President of Development and Vice President of Brand and Retail Innovation for Domino’s Pizza Inc. During his career, Mr. Solano also held marketing roles of increasing responsibility at Hershey’s, Kellogg’s, and Proctor & Gamble. He received a BS in Public Relations from Grand Valley State University and an MBA from the University of Notre Dame.

Mr. Solano stated, “I am thrilled to join a fast-paced, category-changing company like Papa Murphy’s which continues to support busy families who want to enjoy fresh and healthy meals together at home. I look forward to working with the team to leverage digital and precision marketing to enhance brand awareness and support the company’s initiatives and growth plans.”

About Papa Murphy’s
Papa Murphy's Holdings, Inc. (Nasdaq:FRSH) is a franchisor and operator of the largest Take 'N' Bake pizza chain in the United States, selling fresh, hand-crafted pizzas ready for customers to bake at home. The company was founded in 1981 and currently operates over 1,500 franchised and corporate-owned fresh pizza stores in 38 States, Canada and United Arab Emirates. Papa Murphy's core purpose is to bring all families together through food people love with a goal to create fun, convenient and fulfilling family dinners. In addition to scratch-made pizzas, the company offers a growing menu of grab 'n' go items, including salads, sides and desserts.

Media Contact:
Christine Beggan, ICR
christine.beggan@icrinc.com
203-682-8200